EXHIBIT 10.14

Director Compensation Arrangements

Compensation of Non-Employee Directors upon Initial Election to the Board

Upon the completion of the distribution of our common stock by Harvard Bioscience to its shareholders (the “Distribution”), all of our non-employee directors will receive a non-qualified stock option to purchase 25,000 shares of our common stock vesting one year from the date of grant and granted on the eleventh trading day following the date of the Distribution. Each non-employee that is elected to the our board of directors following the Distribution is entitled to receive a non-qualified stock option to purchase 25,000 shares of our common stock vesting one year from the date of grant and granted on the fifth business day following his or her initial election to the board of directors.

Annual Compensation of Non-Employee Directors

Each non-employee director also receives an annual retainer of $30,000 paid in four equal quarterly installments. Each non-employee director is also entitled to receive a non-qualified stock option to purchase 25,000 shares of our common stock vesting one year from the date of grant and granted on the fifth business day following our annual meeting of stockholders.

Directors who are also our employees will receive no additional compensation for service as a director.